EXHIBIT 99.1

News

MGE Energy Reports Second-Quarter Earnings

Madison, Wis., Aug. 5, 2010—MGE Energy, Inc. (Nasdaq: MGEE) today reported earnings for the three months ended June 30, 2010, of $11.6 million or 50 cents per share, compared to $9.9 million or 43 cents per share for the same period in the prior year.

During the second quarter of 2010, the company experienced a 3.8% increase in electric retail sales volumes due to warmer-than-normal weather compared to the same period in the prior year. Cooling degree days (a measure for determining the impact of weather during the cooling season) were 38% higher for the period compared to last year. In addition, the Elm Road Unit 1 entered commercial operation in February 2010.

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric (MGE), generates and distributes electricity to 138,000 customers in Dane County, Wis., and purchases and distributes natural gas to 142,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

MGE Energy Inc.

(In thousands, except per-share amounts)

(Unaudited)

Three Months Ended June 30,	2010	2009
Operating revenue	$109,082	$107,556
Operating income	$20,122	$16,674
Net income	$11,552	$9,893
Earnings per share (basic and diluted)	$0.50	$0.43
Weighted average shares outstanding (basic and diluted)	23,114	23,095

Six Months Ended June 30,	2010	2009
Operating revenue	$268,725	$288,700
Operating income	$41,897	$41,010
Net income	$25,812	$24,845
Earnings per share (basic and diluted)	$1.12	$1.08
Weighted average shares outstanding (basic and diluted)	23,114	23,026

Contact:

Steve Kraus

Manager - Media Relations

608-252-7907 | skraus@mge.com